10.12


                               EMERGENT GROUP INC.

     AGREEMENT dated this 21st day of November 2001 between CALVIN YEE ("Yee"), and EMERGENT GROUP INC., a corporation organized in the. State of Nevada with an office at 375 Park Avenue, Suite 3607 New York, New York 10152 ("Emergent") (collectively referred to as the "Parties").

     WHEREAS, Yee has been employed and paid by Emergent since November 1, 2000; and

     WHERAS, the parties wish to enter into a written agreement to set forth their respective rights and obligations.

     It is hereby agreed by the parties hereto as follows:

       1. Yee agrees to be employed on a full time basis by Emergent (and/or one or more of its subsidiaries), as Vice President of Finance, Secretary and Treasurer of Emergent, and performing such duties as assigned to him by the Chairman of the Board of Directors, and/or the Chief Executive Officer of Emergent.

      2. Yee's employment shall be deemed an employment at will, terminable on fifteen days notice by Yee or Emergent, for any reason, with or without cause. In the event Yee's employment is terminated for any reason, the rights and obligations of the parties shall be limited to those set forth in this agreement.

      3. During the time he remains employed by Emergent, Yee shall receive the following:

        (a) base salary to be paid at the rate of $125,000 per year, subject to any increases or bonuses to be awarded in the discretion of the Board of Directors.

        (b) the normal and customary health and vacation benefits provided to other executive employees of Emergent.

     4. Yee shall receive stock options to purchase 500,000 common shares of Emergent in which:

        (a) options to purchase 500,000 common shares at $0.01 per share shall vest and become exercisable upon the completion of the first year of employment, November 1, 2001;

        (b) The options in subsection (a) above shall expire if not exercised by December 31, 2004.

        (c) The number of common shares available for purchase and the exercise price per share of the options granted in subsection (a) above shall be adjusted to take into consideration any and all stock splits or reverse stock splits that take place on or after November 1, 2001

     5. Yee shall not be entitled to any antidilution protection.

     6. (a) Yee acknowledges that it is the policy of the Emergent to maintain as secret and confidential all information relating to (i) the plans and operations of the Emergent, including without limitation, their services, products, processes, etc., (ii) the customers (including, without limitation, name, address and contact person) of the Emergent, and (iii) employees of the Emergent (all such information, except information that becomes generally available to the public other than as a result of disclosure by Yee, or any other person or entity affiliated with him and Yee further acknowledges that such Confidential Information is of great value to the Emergent.


        (b)The parties hereto confirm that since it is reasonably necessary to protect the Confidential Information, Yee agrees that he will not directly or indirectly (except where authorized by either the Chairman or CEO) for or on behalf of himself or any Person (hereinafter defined):
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     (i)   At any time during his tenure as an employee of the Emergent and for a period of three (3) years after he is no longer an employee for any reason, divulge to any person (hereinafter referred to collectively as a "third party", or use or cause to authorize any third parties to use, any such Confidential Information, or any other information regarded as confidential and valuable by the Emergent (whether or not any of the foregoing information is actually novel or unique or is actually known to others); or

    (ii) at any time during his tenure as an employee of the Emergent and for a period of one (1) year after he is no longer an employee of the Emergent , for any reason, act as or be an officer, director, stockholder, consultant or advisor, partner or employee of, or render any service for, or have any profit-sharing or other interest in, or lend money or make any other financial accommodation for or on behalf of, or undertake any business transaction with, any Person that engages in or is planning or preparing to engage, directly or indirectly, in either direct competition with the Emergent or in the business of providing, within New York City or its immediately surrounding metropolitan area, products or performs services or any other products of services that (x) during his tenure as an employee of the Emergent , constitute the same products and/or services as those provided by the Emergent and (y) for one (1) year thereafter, constitute products and/or services provided by the Company as of the date that the Employee ceased to be an employee of the Emergent (collectively a "Competitive Activity"), except that he may hold securities that are part of a publicly traded class of securities (not in excess of 5% of the outstanding total of any class of such securities) in competitive concerns so long as she discloses such holding to the Company; or

    (iii) at any time during his tenure as an employee of the Emergent and for a period of one (1) year after he is no longer any of an employee of the Emergent for any reason, directly or indirectly solicit, compel, influence or otherwise cause an employee of the Emergent to leave his or her employment with the Emergent for work with a third party engaging in a Competitive Activity; or

    (iv) at any time during his tenure as an employee of the Emergent and for a period of one (1) year after he is no longer any of an employee of the Emergent for any reason, directly or indirectly solicit, compel, influence or otherwise cause any customers or clients of the Emergent to become customers or clients of a third party engaging in a Competitive Activity; or

   (v) at any time during his tenure as an employee of the Emergent and for an applicable period thereafter specified in each of the clauses above, negotiate for or enter into an agreement, understanding or arrangement, or otherwise cause or authorize any Person, to take any of the actions prohibited by this paragraph 6.


              As used in this Agreement, the term "Person" shall mean any person, corporation, partnership or other entity, and the term "Client" shall mean anyone who is then a client of the Emergent or any of its affiliates, and anyone who was a client of the Company at any time preceding the alleged prohibited conduct.

         (c) Yee agrees that any breach or threatened breach by him of any provision of this paragraph 6 will, because of the unique nature of such services rendered by him to the Emergent and the Confidential Information entrusted to him as aforesaid, cause irreparable harm to the Emergent and shall entitle Emergent, in addition to any other legal remedies available to them, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach.

         7. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Yee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Yee shall be for his sole personal benefit, and no other Person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against him. Except as so provided, this Agreement shall inure to the benefit of and be binding upon him and his personal representatives, distributees and legatees.

        8. This Agreement represents the entire agreement between the parties concerning the Yee's employment arrangements with Emergent, and its related affiliates and subsidiaries, and supercedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Yee and the Emergent relating to the subject matter of this Agreement. In addition Yee acknowledges that the Emergent have not made any representations or promises to him, and that he has not relied on any representations or promises, other than those set forth in this agreement. Specifically Yee expressly disclaims the existence of, and any reliance by him upon, any representations regarding: (a) the length or anticipated duration of his employment with the Emergent; (b) any equity interest or profit participation in any existing or future Emergent entity, except as expressly set forth in paragraph 4 above; and (c) any compensation except as expressly set forth in this agreement.


        9. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Yee and by the Chairman or CEO of Emergent. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.


        10. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

   If to Yee:                Calvin Yee
                             101 Scarborough Road
                             Briarcliff Manor, NY 10510-2005


   Emergent:                Emergent Group Inc.
                            375 Park Avenue, Suite 3607 New York, New York 10152

   with a copy to:          Heller, Horowitz & Felt, P.C.
                            292 Madison Avenue
                            New York, N.Y. 10017
                            Attn: Martin Stein, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

          11. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of the Emergent and Yee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

         12. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         13. All salary, benefits, reimbursements and any other payments to the employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

         14. This Agreement may be executed in one or more counterparts, each of which shall he deemed to be an original but all of which together constitute one and same instrument.

         15. This Agreement shall be governed by the substantive law of the State of New York without regard to conflict of law principles.


         16. Except as expressly set forth herein, the parties consent to the exclusive jurisdiction of the federal and state courts located within the Borough of Manhattan in the event of any dispute or controversy which may arise under this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above

                               EMERGENT GROUP INC.

                            /S/ DANIEL YUN, CHAIRMAN


                            /S/ CALVIN YEE